Exhibit 99.2

ARROWHEAD RESEARCH

4Q FISCAL 2009 CONFERENCE CALL

December 22, 2009

MANAGEMENT’S PREPARED REMARKS

Safe Harbor Statement

The below comments made during Arrowhead’s conference may contain certain forward-looking statements within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation those with respect to Arrowhead’s goals, plans, and strategies are forward-looking statements. Without limiting the generality of the foregoing, words such as may, will, expect, believe, anticipate, intend, could, estimate, or continue, or the negative or other variations thereof, or comparable terminology, are intended to identify forward-looking statements. In addition, any statements that refer to projections of Arrowhead’s future financial performance, trends in its businesses, or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussions under risk factors in Arrowhead’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. Arrowhead undertakes no duty to update any of the forward-looking statements discussed on today’s call.

Chris Anzalone

Good afternoon everyone and thank you for joining us on our call today.

I believe we accomplished a great deal during fiscal 2009 and in recent months, and I will address some of these accomplishments in the following categories:

(1)	We secured additional capital to enable us to continue moving forward with our subsidiaries;

(2)	We made material advances in our subsidiaries; and

(3)	We completed streamlining our business model and cost reduction program.

Based on these achievements, I believe Arrowhead has reached an important inflection point that positions us well to drive significant shareholder value.

During fiscal 2009, we secured over $3.7mm in license fees, product sales, and grants. During the same period, we raised $4.1mm in equity financing directly into Calando and Unidym. Only $2.76 million was raised in an oversubscribed equity financing transaction directly into Arrowhead. Together, this capital provided funds for our operations and enabled important progress from our lead subsidiaries throughout the year.

Last week, after the end of fiscal 2009, we secured over $3.2 million of additional capital through a private placement, in which we sold units consisting of shares and warrants at nearly $0.13 higher than our stock was trading on the day the financing closed. I personally participated in this offering and have now invested a total of $500,000 into the company over the past two years. The current financing puts us on more solid footing to advance our strategic initiatives as we move through fiscal 2010. With our restructured operations and significantly lower cost structure, we expect this financing to provide sufficient capital to cover operations through fiscal 2010. That said, we are pursuing potential exits, partnerships, and spin-outs as sources of additional capital to accelerate our development and enable us to move into new opportunities. We believe that the current financing enables us to significantly increase the likelihood of such liquidity events. In addition, as our technical and market progress become increasingly evident in coming months, it may make sense to strengthen our negotiating position with potential partners by further shoring up our balance sheet via the capital markets if terms are attractive. I believe that we are in the reasonably strong position now of not having to raise any new capital in the near term, but rather only doing so if it clearly promotes near-term value creation or liquidity event opportunities.

Let us now turn to the performance of our subsidiaries. Our primary focus has been on our two most mature subsidiaries, Calando Pharmaceuticals and Unidym.

Looking back at fiscal 2009, Calando made great progress cutting its costs while retaining upside potential. We executed a partnership with Cerulean Pharma for the non-RNAi side of the business. This included the Cyclosert delivery system and drug candidate IT-101. We received $2.4 million in upfront payments, with potential future revenues up to $2.75mm in additional milestone payments as IT-101 progresses through the clinic, and up to $30mm in sales and milestone payments should IT-101 be approved by the FDA plus royalties on net sales. As a delivery platform, Cyclosert has the potential to generate a large number of new drugs in addition to IT-101. The agreement provides Calando with payments for each new compound that Cerulean brings to market with the Cyclosert platform. These payments include $3mm in development milestones, up to $15mm in sales milestones, plus royalties on net sales for each new drug candidate.

With the Cerulean deal done, Calando focused its resources on continuing its RNAi clinical program with the ultimate goal of selling or partnering the platform. Because this is an area of intense interest within the pharmaceutical industry and because of our position as a leader in the field of siRNA delivery, we believe this is an extremely efficient use of capital that has the potential to create significant shareholder value.

We believe we have reached a pivotal point in Calando’s siRNA clinical trial, and this is critical when evaluating its near-term value and proximity to a liquidity event. As a reminder, this is a Phase I ascending-dose trial whereby three patients receive a given dose of drug candidate CALAA-01 and if there are no serious drug-related toxicities, three new patients receive a higher dose, and so on. We have seen no significant drug-related side effects and we are now very deep into the trial. Of course, the primary endpoints for Phase I trials relate to safety and dose range of a drug candidate. While we have not yet finished the trial, we are seeing that CALAA-01 is very well tolerated and we continue to search for the maximum tolerated dose, or MTD. Importantly, at the current dose range we are beginning to see some very encouraging clinical activity and we believe we still may be significantly below the MTD. A manuscript describing some of these data has been prepared for possible publication in a peer-reviewed scientific journal. We have little control of the timing of such publication but will update you when we can.

I continue to be extremely excited about the results and believe that our data set will ultimately bolster the value of Calando’s drug candidate and proprietary RNAi delivery system. I think it is important to look at Calando’s value in these two ways: as being derived both from CALAA-01 as a specific drug candidate and from RONDEL as a broader, flexible siRNA delivery system. It is our hope that positive clinical data will suggest that CALAA-01 may ultimately be a valuable drug, and that CALAA-01 is also a proof of concept that demonstrates the value of RONDEL for delivering virtually any other oncology-related siRNA sequence. With respect to the former, large pharmaceutical companies have repeatedly demonstrated a willingness to pay high prices to acquire the rights to effective oncology drugs. With respect to the latter, we believe that Calando’s greatest value will be derived from its flexibility as a sequence-agnostic siRNA delivery vehicle. Our goal is to partner CALAA-01 and RONDEL in one or multiple transactions in such a way that Arrowhead will experience a liquidity event and have long-term upside potential as RONDEL-derived therapies approach the market.

Four key factors relating to our ability to monetize Calando existed a year ago and still remain. They are: (1) systemic delivery of siRNA continues to be viewed as the “holy grail” of RNAi therapeutics; (2) there is no technology that has yet been widely accepted as a solution to the delivery problem in humans; (3) to the best of our knowledge, Calando was the first company to initiate a clinical trial using siRNA against cancer; and (4) to the best of our knowledge, Calando was the first to use a delivery vehicle for the systemic delivery of siRNA in humans. What has changed is our clinical data set. We believe that the combination of an unmet need in a potentially large new class of therapeutics, our early entrance into the field, and new clinical data demonstrating the power of our technology together represent an attractive opportunity to partner or sell Calando.

In preparation for our future activity with Calando, we have enhanced Calando’s leadership with the addition of Dr. Mostafa Analoui, and Dr. Bruce Given, to the Company’s Board of Directors. We welcome Mostafa and Bruce to the team and expect their deep clinical and extensive Pharma experience will be invaluable assets as we work to monetize Calando.

Now to Unidym.

I am proud to announce that Unidym successfully met its goal of beginning sales of production scale film into the commercial touch panel market. Let me be clear that this does not yet mean the gadgets you buy this holiday season at your local retailer will have our materials in them, but it marks a significant milestone for both our company and the industry. It points to the likelihood of early adoption of new replacement technologies in the electronic display market. In line with our expectations, the initial revenue from film sales to touch panel manufacturers is very small at this stage. However, we are optimistic that our penetration rates will rise as touch panel manufacturers see a viable alternative in Unidym’s CNT film products.

To our knowledge, the overwhelming majority of large-scale commercial touch screen devices currently rely on indium tin oxide, or ITO, however, we are finding among customers a widespread interest in the integration of an effective replacement. Based on this, we expect that the first company to offer a scalable and cost-competitive replacement has the potential to create substantial value. It has been our goal to be that company and with our initial entry to this market we are now closer than ever to achieving that goal.

Unidym’s initial value proposition for its CNT materials relies heavily on price concerns and availability of ITO. However, going forward we believe we may have favorable pricing flexibility because we expect our product lines to provide significant advantages over ITO including: improved touch screen life, decreased cost of ownership, increased manufacturing throughput, decreased environmental impact, better supply security, and enhanced design options such as the ability to make flexible screens and seamlessly integrate LCD and touch panel into singular devices.

As we’ve said in the past, our initial targets for CNTs are in the touch panel, LCD and solar cell markets. To this end, we have made continued progress to set the stage for future revenue streams from Unidym’s CNT materials. In the last several months we have secured key joint development agreements with leading LCD manufacturers to continue our progress in this field.

In December, we extended our joint development agreement with Samsung Electronics for a third year. This agreement continues our collaboration with Samsung to integrate CNT materials as the transparent conductive layer in display devices. Samsung Electronics has used Unidym’s film materials to demonstrate what we believe is the world’s first flexible, solution printable 14.3-inch color electrophoretic display, or EPD. EPDs are currently being used in products such as Amazon’s Kindle electronic book device. EPDs represent a next generation of displays with inherent advantages over traditional flat panels, due to their low power consumption and bright light readability. We believe that CNTs could play a crucial role in the development of next generation displays as they are both cost effective and carry superior properties compared with ITO.

We also entered into a new joint development agreement with a major LCD manufacturer for CNTs in glass-based LCDs. Our products are well suited for incorporation into glass-based LCDs as they offer a lower cost of material and deposition, increased yield, and elimination of the acid patterning process associated with ITO.

In addition to the value creation we see from commercializing Unidym’s CNTs, we have also focused our efforts on licensing opportunities with our extensive patent portfolio. To this end, Unidym recently signed a license agreement with Nano-C, a leading developer of nano-constructed carbon materials. Through this agreement, we have granted Nano-C an exclusive license to certain fullerene patents for use in the development of the growing thin film solar industry. We believe they are well-positioned to help us extract significant value from this intellectual property. We are in the process of completing other similar license agreements.

Unidym continues to work closely with its collaboration customers to break into our target markets. Our partners include industry-leading companies such as Samsung Electronics and Tokyo Electron. We are delighted to maintain these distinguished relationships as these companies have broad reach in Asia where the bulk of the display manufacturing takes place. We also believe that these partnerships provide third-party affirmation of Unidym’s product lines.

Because Unidym’s technology may be applied to a wide variety of products across multiple markets, the display and solar industries are by no means our only long-term target. After we begin to penetrate these industries, we plan to accelerate our work in the use of films for applications including solid-state lighting, smart windows and energy storage. For now, our resources are focused on commercializing printable transparent conductive films and licensing opportunities.

To capture the value of Unidym’s products, we have strategically increased our stake in Unidym and now own almost 80% of this subsidiary.

In addition to Calando and Unidym, our two most mature subsidiaries, we have two wholly owned subsidiaries, Tego Biosciences and Agonn Systems, and two minority-owned holdings, Nanotope and Leonardo Biosystems.

Tego has broad intellectual property relating to modified fullerenes for use in diagnostics, therapeutic, imaging, and other biopharmaceutical-related applications. We believe that Tego’s patent portfolio is potentially quite valuable and its proprietary technology can be used to develop a large number of different products. In line with our strategy to realize value from our subsidiaries while limiting ongoing costs, Tego has adopted a licensing model and we have ceased most ongoing expenses associated with it. Tego has executed an exclusive license with the Bronx Project to develop and commercialize carboxylated fullerenes for development in neurodegenerative fields, multiple sclerosis, brain trauma and schizophrenia. We signed this agreement in July for $100,000 in upfront fees, $2.35 million in milestone payments plus royalties, as well as 5% of the proceeds if The Bronx Prjoect itself is sold to a third party. We have also been working on additional partnerships and expect to complete a deal in coming months.

Like Tego, Agonn is a virtual company with no operations and minimal capital requirements. While we see an opportunity for Agonn with its IP and know-how surrounding the use of CNTs in supercapacitors, a class of energy storage devices, this has not been a major focus for us as we have sought to restructure Arrowhead, cut our burn, and focus on nearer-term opportunities.

Nanotope and Leonardo Biosystems are both minority Arrowhead holdings, however, we see compelling opportunities for both companies and expect to enter commercial partnerships in 2010.

Nanotope is a regenerative medicine company that leverages a core platform technology to regenerate diverse tissue types. In multiple animal models, it has demonstrated the ability to: 1) reverse paralysis by regenerating spinal cord tissue after injury; 2) accelerate wound healing; 3) regenerate bone; and 4) regenerate cartilage. Most recently, it has generated exciting new data in a rodent Parkinson’s Disease model. Nanotope’s business model is to develop product candidates through proof of concept in animals and then source appropriate partners to bring them through clinical trials and to the market. We expect that we will enter a commercialization corporate partnership over the next several months. Again, this allows us to keep Nanotope’s burn rate low, avoid the expenses associated with clinical trials, and maximize the chances of widespread adoption of approved products by working with best-in-class companies for its target markets.

Leonardo is a Texas-based cancer drug delivery company built around the work of Dr. Mauro Ferrari. It was built on the concept that drug delivery will be far more efficient if multiple vehicles are used, each customized to get through specific biological barriers. Importantly, the delivery system is therapeutic-agnostic, hence it can be used for multiple classes of drugs and a virtually infinite number of different products. Leonardo has a very low burn rate because it works closely with Dr. Ferrari’s laboratory, one of the best funded drug delivery groups in the world, to advance the technology. We are very excited about Leonardo and its potential to create value. We have been working closely with the state of Texas over the past year and are optimistic that Leonardo will receive funding from the Texas Emerging Technology Fund over the next few months.

While we are focused on our current projects, we believe this is an attractive time to source new technologies and start new projects. Given where Calando and Unidym are in their development, we are beginning to slowly shift our posture from defensive toward becoming more opportunistic. As such, we are beginning to explore some exciting new prospects in the nanobiotech space. We continue to keep a close eye on costs and this transition will not accelerate appreciably until we have better visibility into possible future liquidity events and extra available capital. However, this is an important step that we believe will enhance our portfolio and create additional shareholder value. We look forward to updating you on this front as new agreements come to fruition.

Lastly, but by no means less important, I am pleased to report that we have completed our ongoing restructuring measures. Our aggressive cost-cutting initiatives that we began over a year ago continue to pay-off as evidenced by our 45% reduction in net cash used in operations for fiscal 2009 compared with the prior fiscal year. We are now operating at a run rate of approximately $580,000 per month and are a far more efficient and flexible company. Amid our aggressive cost-cutting initiatives and increased focus on near-term revenue, we have retained the means to capitalize on longer-term growth opportunities, which is paramount to our future success.

With that, I would like to turn the call over to our interim chief financial officer Ted Kingsley to provide details of our financial results for the quarter. Ted?

Ted Kingsley

Thank you Chris.

As we reported earlier today, on a consolidated basis, Arrowhead finished fiscal 2009 with a net loss of $19.3 million compared to a net loss of $27.1 million in the prior-year, a 28.8% decrease in net loss. The reduction in spending across the board resulted in a 4th quarter loss of $3.5 million and we expect this trend to continue in fiscal 2010. On a consolidated basis, net cash used in operating activities during the year totaled $15.3 million compared to $27.6 million in the prior-year.

Cash as of the end of the fiscal year 2009 totaled approximately $2 million compared to $10.2 million as of the end of the prior fiscal year. However, our cash position has been supplemented by the financing of $3.2 million which we announced last week.

Revenues increased to $3.8 million in fiscal 2009 compared to $1.3 million in the prior year. This increase was primarily attributable to $2.4 million received through the licensing of IT101 platform to a third party.

During the year, the company had consolidated operating expenses of $23.5 million compared to $36.3 million in the prior year, a decrease of 35.3%. Operating expenses for fiscal 2009 included approximately $6 million in non cash items. The non-cash items were as follows: $2.7 million of non-cash stock-based compensation expense, $2.3 million in non-cash charges to purchased in process R&D related to the issuance of Arrowhead stock to acquire additional interest in Unidym and $1.0 million in non-cash depreciation charges. Operating expenses for the 4th quarter of fiscal 2009 were $3.7 million compared to operating expenses of $11.5 million for the 4th quarter of 2008, a decrease of 67.8%. This decrease in operating expenses is attributable to consolidating facilities across the organization, as well as reductions in headcount and other cost saving actions and is expected to continue into fiscal 2010.

I will now turn the call over to Chris for concluding remarks.

Chris Anzalone

Thanks Ted.

As I outlined earlier, we have reached a critical stage in our development and have laid a solid foundation for 2010 and beyond. Our near-term goals for 2010 will be focused on three core initiatives:

First, we plan to enroll new patients in Calando’s clinical trial and believe that if our initial data set holds, it will generate important implications for the future of RNAi therapeutics. We believe that as this trial proceeds, we’ll be well-positioned to monetize Calando’s delivery system and drug candidate through partnering, licensing or M&A activities.

Second, we will continue to work to gain market traction with Unidym’s CNTs in the large touch panel and LCD market where we see considerable opportunity to drive value and growth. We’ve made exceptional progress on this front as evidenced by our initial market introduction, as well as our continued and new partnerships with leading LCD manufacturers.

Third, we will begin looking to other opportunities beyond Unidym and Calando by moving forward with our earlier stage companies, Nanotope and Leonardo. In addition, we have begun exploring new opportunities. After a long suspension of efforts instituted to preserve capital, we are prepared to keep a keen eye out for new projects that will drive our near-term value. We remain focused on keeping our costs low, but as our bandwidth increases and additional capital becomes available, we are excited about the prospects of building and acquiring new nanobiotech companies. We have high quality core competency here and view this as a uniquely attractive time to do new deals. Disruptions in the capital markets have caused a bulging in the supply of relatively late stage technologies that have yet to be commercialized. We see multiple opportunities to acquire later stage technologies for less capital than any time in recent history. If we are able to capitalize on this, it potentially means less time to market, less time to a liquidity event, and lower capital consumption.

We are extremely excited about our progress in 2009 and our prospects as we move into 2010. We believe we have some very valuable assets that are maturing well, and we look forward to begin monetizing them. As we look ahead, we are delighted by our near- and longer-term prospects and believe we are well-positioned to drive increasing value for our company and our shareholders.

With that, I’d like to wish you all a wonderful and peaceful holiday season and a very happy new year. I will now open the call to questions. Operator?

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